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                                  EXHIBIT 21

                        SUBSIDIARIES OF THE REGISTRANT


ValuJet Airlines, Inc., a Nevada corporation

ValuJet Investment Corp., a Nevada corporation

ValuJet Management Corp., a Nevada corporation

ValuJet Capital Corp., a Nevada corporation

ValuJet I, Ltd., a Nevada corporation

ValuJet II, Ltd., a Nevada corporation

ValuJet Reservation Partners, L.P., a Georgia limited partnership

ValuJet Corporate Partners, L.P., a Georgia limited partnership